Free Writing Prospectus

Filed Pursuant to Rule 433 of the Securities Act of 1933

Registration No. 333-216694

March 26, 2018

1 Investor Presentation March 2018 Imperial Garden and Resort, Inc.

2 Forward - Looking Statements This presentation includes statements that are, or may be deemed, "forward - looking statements . " In some cases these forward - looking statements can be identified by the use of forward - looking terminology, including the terms "believes," "estimates," "anticipates," expects," "plans," intends," "may," "could," "might," "will," "should," "approximately," "potential," or in each case, their negative or other variations thereon or comparable terminology, although not all forward - looking statements contain these words . They appear in a number of places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the hospitality markets in Taiwan and the great Asia Pacific region, the prospects of our resort business and the costs associated with constructing and maintaining such resort as stated herein . By their nature, forward - looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated . Although we believe that we have a reasonable basis for each forward - looking statement contained in this presentation, we caution you that forward - looking statements are not guarantees of future performance and that our actual results of operation, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward - looking statements contained in this presentation as a result of, among other factors, the factors referenced in the "Risk Factors" section of the prospectus contained in the Amendment No . 8 to our Registration Statement of Form F - 1 filed with the Securities and Exchanged Commission on February 23 , 2018 for our proposed initial public offering (the "Registration Statement") . In addition, even if our results of operation, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward - looking statements contained in this presentation, they may not be predictive of results or developments in future periods . Any forward - looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this presentation . You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our business and any forward - looking statements .

3 Free Writing Prospectus Statement This presentation highlights basic information about us and the offering . Because it is a summary, it does not contain all of the information that you should consider before investing . We have filed a Registration Statement (including a prospectus) with the SEC for the offering to which this presentation relates . The Registration Statement became effective at 4 : 15 P . M . EST on March 12 , 2018 . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC Web site at http : //www . sec . gov . The preliminary prospectus, dated February 23 , 2018 , is available on SEC Web site at https : //www . sec . gov/Archives/edgar/data/ 1688470 / 000114420418010512 /tv 486922 _f - 1 a . htm Alternatively, we or any selling agent participating in the offering will arrange to send you the prospectus if you contact Network 1 Financial Securities, Inc . , 2 Bridge Ave, Suite # 241 , Red Bank, NJ 07701 , Attention : Steven Sun, Executive Director, Investment Banking or email jsun@netw 1 . com or by calling + 1 (800) - 886 - 7007 .

4 Table of Content 1 2 3 4 5 6 IPO Summary Company Introduction Business Overview Industry Analysis Financials Investment Highlights

5 IPO Summary Issuer Imperial Garden and Resort, Inc . Security being offered by the Company Ordinary shares Proposed Ticker NasdaqGM : MNSI Pre - IPO Shares Outstanding 40 . 9 M Number of Shares Offered by the Company 3 M ~ 10 M Post - IPO Shares Outstanding 43 . 9 M ~ 50 . 9 M Offering Price per Share $ 5 . 00 Gross Proceeds to the Company $ 15 . 0 M ~ $ 50 . 0 M Post - IPO Valuation $ 220 M ~ $ 255 M Use of Proceeds (i) $1.2M for Lakeshore Garden in the Golf Course (ii) $2.4M for Hot Spring Garden (iii) $3.8M for Land Luge (iv) $1.5M for Natural Hot Spring (v) $0.2M for Camping Facilities (vi) $3.7 ~ $5.9M for Tea Tree Oil Serum Massage (vii) $0 ~ $5.4M for Golf Course Clubhouse (viii) $0 ~ $0.3M for Japanese Styled Pavilion (ix) $0 ~ $2.7M for Event Venue for Conference and Weddings (x) $0 ~ $3.5M for Shopping and Entertainment Village (xi) $0 ~ $20M for One Hotel and Affiliated Facilities Selling Agent Network 1 Financial Securities, Inc . Estimated Offering Closing Q 2 2018

6 IPO Service Providers Underwriter Issuer Counsel Auditor Underwriter Counsel

7 Company Overview Our Business • Incorporated in the BVI on 9/23/2016 • O wns and operates a golf course known as the Royal Country Club since 1988 • L ocated in Miaoli, Taiwan with 485 acres of land, of which 295 acres is currently used as a golf course. • The Royal Country Club is designed by Robert T. Jones, and has a renovated 18 - hole golf course, golf shop, snack bar and locker rooms Our Strategy • P lan to shift our business emphasis from the existing golf - centered model to a tourism - focused model . • U pon the completion of Phase I, we will be able to attract a broader range of visitors to our resort . Phase I construction includes construction of a premium hotel that will feature a full service hot spring spa and outdoor swimming pools, as well as a courtyard garden and a river view that will house water falls, restaurants and bars . • T arget both domestic and international visitors . Mission We seek to provide premium services to customers in the hospitality and entertainment businesses. Building on our current golf operation, we intend to expand our services to include leisure vacations, business travel, retail and dining segments. Our goal is to operate one of the largest resorts in Taiwan.

8 Corporate Structure Oct. 16, 2016 A ll shareholders of Huang Jia exchanged all their shares in Huang Jia for ordinary shares of the Company pursuant to a Share Exchange Agreement Sep. 23, 2016 Imperial Garden and Resort, Inc. (the “Company”), BVI company was established Mar. 3, 2015 Huang Jia Country Club and Recreation Inc. ("Huang Jia"), was incorporated in the Republic of Seychelles Jun. 27, 2001 Ta - The Tu Co., Ltd. (Ta - The - Fu) , a 100% owned subsidiary , a Taiwan ROC company was established May 30, 1988 Yao - Teh International Recreation Co., Ltd. (Yao - The) , 99.6% owned subsidiary, a Taiwan ROC company was established Imperial Garden & Resort (BVI) Huangjia Country Club and Recreation Inc. (Seychelles) Yao - Teh (Taiwan) Ta - Teh - Fu (Taiwan) 100% 100% 99.6%

9 Management ▪ Founder, Chairman and CEO since 1998 ▪ Chairman of Yao - Teh International Development Co., Ltd. since 1993 ▪ Director of San Lotus Holding Inc. from May 2013 to Mar. 2015 ▪ M.S.degree in Engineering from Middle East Technical University in Turkey Fun - Ming Lo Founder, Chairman and CEO ▪ Accountant for Yao - Teh International Development Co., Ltd. since May 1979 ▪ High School Diploma from Yu Da High School of Commerce and Home Economics Yu - Wen Keng Principal Accounting Officer ▪ Chairman of the Golf Association of the Republic of China since Oct. 2009 ▪ President of Yao - Teh International Development Co., Ltd. since 1989 ▪ Bachelor of Business Administration from National Cheng Kung University Young - Yi Hsiao CFO ▪ President of Nan Fan Ltd. ▪ Vice president of Ta Chuang Business Management Consulting Ltd. Co. ▪ Chairman of Infinity (Int’l) Travel Holdings Inc. ▪ B.S. degree in engineering from Vanung University in Taiwan Ta - Chih Kuo Director

10 Independent Directors Wei - Yuan Teng Independent Director • Member of the Compensation Committee and Audit Committee • Vice chairman of Ta - Teh - Fu • Chairman of Xia Peng Construction Ltd. Co. • Senior high school diploma from National Dajia Industrial Senior High School in Taiwan Jung - Shium Wan Independent Director • Member of the Audit Committee • Member of Taiwan CPA Association since 1994 • Member of Texas State Board of Public Accountancy since 1993 • B.A. degree in Economics at National Taipei University; MBA degree from Eastern New Mexico University Yangru Wu Independent Director • Member of the Compensation Committee and Audit Committee • Professor of Finance and Director of the Quantitative Finance Master Program at the Business School - Newark & New Brunswick of Rutgers University • Ph.D. degree from Ohio State University; master degree from University of Delaware; bachelor of science from Guangdong Ocean University

11 $1,213 $1,279 $546 $1,200 $(820) $(507) $(264) $354 2015 2016 1H16 1H17 US Dollars (Thousand) Revenue Gross Profit (Loss) Business Overview – Golf Business Revenue and Gross Profit (Loss) $ in Thousand ▪ The Royal Country Club is a 295 acre 18 - hole golf course with a snack bar for Hakka food and other amenities (lockers, shower rooms and a retail store) that were designed by Robert Jones, a world renowned golf architect. ▪ Established scenic golf course and country club accommodating up to 1,300 players per day since 1998.

12 Expansion Plan • Complete Phase I by the fourth quarter of 2019 • Complete Phase II before the fourth quarter of 2021 • Launch the resort with full function by the end of 2021 We anticipate completing Phase I and Phase II construction as indicated below, assuming we can raise $200,000,000 Phase I : H otel with full service hot spring spa facilities , courtyard gardens and pools. Phase II : S econd hotel with a full service hot spring spa, a multi - purpose event center, a shopping and dining village and other venues for recreational purposes. Our target customer base includes golfers, corporate executives, business people, and families.

13 Phase I Expansion Site Plan of the Property Phase I Expansion The mockup of the natural hot spring spa that is planned to be built in Phase I

14 Phase II Expansion The Design of the Shopping and Entertainment Village Site Bird’s Eye View when Phase II is completed Illustration of the Designs of Hotel Rooms

15 Growth Strategy 1 Expand C lientele • U ndergoing a marketing effort for our additional amenities. • F ocus on marketing to people of different age groups and gender. 2 Increase Sources of Revenue • H otel rooms, conference centers and wedding venues • N ature park admission fees • F loral garden admission fees • Di ning service at the restaurants and bars 3 Form Strategic Partnerships • D evelop strategic partnerships on a selective basis • Discuss with established entertainment companies that have extensive experience in our target markets and have indicated interest in jointly developing the resort 4 Leverage Relationships & Continue Innovations • Leverage our development expertise, existing platform and business model and our access to international strategic partners • Leverage our in - house expertise to develop innovations in resort entertainment activities and amenities

16 Competition

17 Competitive Strength – Golf Business S cenic G olf C ourse and Country Club • C ompleted significant renovation of our 18 - hole golf course ( designed by a world renowned golf architect ) • The golf course offers a challenging golf experience and provides scenic settin g Brand E ffect We believe that the name of Royal Country Club will add value to the Royal Country Club Spa & Resort. Hakka Cultural Experience • Miaoli is the county with Hakka people reside • P articipat e in Hakka holiday ceremonies • V isit Hakka places of interest in one trip to Miaoli while staying at our hotels Experienced Management Our senior management team has an average of approximately 20 years of experience in construction, real estate development and golf management industries and significant expertise in operating complex and themed golf courses.

Competitive Strength – Resort Business

Imperial Garden & Resort

Hot Spring

- We have rare underground hot spring in a resort

Convenient Access

- We have convenient access to Zhongshan high-way, high speed rail and other public transportation

Strategic Partner

- We have engaged with IHG as strategic partner, a renowned international hospitality management company
- IHG's rich experience in resort and hotel management will provide superior services

Favorable Trends

- We believe the recent vacation trends favor our core value, "quality first"
- Mainland China tourists:
  - Free-styled vacation
  - Tend to stay in one place to know more about it

Leisure Resort

- We will build the only leisure resort with natural habitation in Miaoli.

First Mover Advantage

- We will be among one of few resorts that operate a golf course, natural hot spring spas, nature parks, country clubhouses, and retail facilities in Taiwan

Largest Golf Club in a Garden

Upon completion of Phase II, we believe that we will be the largest golf club in a garden in Taiwan.

18

19 Income Statement Income Statement (US$ thousands, except per share data) 2015 2016 1H16 1H17 Net revenues 1,213 1,279 546 1,200 Cost of revenues 2,034 1,785 810 846 Gross profit (loss) (820) (507) (264) 354 Selling, general and administrative expenses 623 984 323 10,595 Loss from operations (1,443) (1,490) (587) (10,241) Interest income 2 2 2 - Interest expense (1,894) (1,862) (911) (194) Other income - leasing 44 47 24 36 Loss on litigation settlement (473) - - - Total other income (expenses) (2,320) (1,813) (886) (159) Loss before income taxes provision (3,764) (3,303) (1,473) (10,399) Income tax provisions - - - - Net loss (3,764) (3,303) (1,473) (10,399) Foreign currency translation adjustment 2,452 (708) (1,178) (4,598) Total comprehensive loss (1,311) (4,000) (2,645) (14,997) Loss per share - basic - (0.13) - (0.34) Loss per share - diluted - (0.13) - (0.34)

20 Balance Sheet Balance Sheet (US$ thousands, except common stock data) 12/31 2015 12/31/ 2016 6/30 2017 Cash and cash equivalents 98 27 102 Other receivable 975 901 916 Prepaid expenses and other current assets 43 42 23 Total current assets 1,116 970 1,042 Land held for sale and investment 1,731 1,752 1,868 PPE, net 60,197 60,180 63,742 Total assets 63,044 62,902 66,652 Line of credit 1,950 1,803 1,832 Current portion of long - term bank loan 1,663 774 574 Accrued expenses and other current liabilities 26,003 28,225 30,134 Current portion of deferred revenue 249 252 268 Due to shareholders 44,613 46,045 49,184 Due to related parties 2,311 3,551 3,928 Total current liabilities 76,788 80,649 85,919 Long - term bank loan 3,023 2,757 2,940 Notes payable 10,242 10,365 11,170 Deferred revenue 7,213 7,048 7,383 Memebership deposits 31,352 31,729 33,839 Total non - current liabilites 51,831 51,900 55,332 Total liabilities 128,619 132,549 141,251 Common stock - 307 307 Paid - in capital 934 - - Additional paid - in capital - 592 10,656 Accumulated deficit (71,037) (74,087) (84,486) Accumulated other comprehensive income 4,527 3,819 (779,454) Total stockholders' deficit (65,575) (69,370) (74,302) Noncontrolling interest - (277) (297) Total stockholders' deficit (65,575) (69,647) (74,598) Total liabilities and stockholders' equity 63,044 62,902 66,652

21 Statement of Cash Flows Statement of Cash Flows (US$ thousands) 2015 2016 1H16 1H17 Net loss (3,764) (3,303) (1,473) (10,399) Depreciation expense 858 834 389 436 Share - based compensation - - - 10,064 Change in other receivable 87 86 42 45 Change in prepaid expenses and other current assets (38) 2 6 21 Change in account payable (73) - - - Change in accrued expense and other current liabilities 2,040 1,920 897 30 Change in deferred revenue (257) (253) (125) (133) Change in due to shareholders 1,169 898 397 94 Net cash provided by (used in) operating activities 23 183 134 158 Purchase of fixed assets (75) (89) - - Net cash provided by (used in) investing activities (75) (89) - - Repayment of bank loans (1,359) (1,390) (635) (339) Proceeds from loan from related parties 1,185 1,218 550 140 Distribution of dividends - - - 114 Net cash provided by (used in) financing activities (174) (171) (84) (85) Exchange rate change on cash and cash equivalents (5) 6 2 2 Net change in cash and cash equivalents (230) (71) 52 76 Cash and cash equivalents - BoP 328 98 98 27 Cash and cash equivalents - EoP 98 27 150 102

22 Investment Highlights 01 02 03 04 485 acres of land with scenic mountain view and underground hot springs in Miaoli county; Close to major cities (Taipei, Hsinchu) with convenient access by Zhongshan Highway, high - speed rail and other public transportation. Phase I (4Q19): construction of a hotel with hot spring spas inside, courtyard gardens and pools; Phase II (4Q21): construction of 2nd hotel with hot spring spas, a multi - purpose event center, a shopping and dining village and other venues. Favorable industry trend, benefiting from increasing visitors from mainland China with its emerging middle class. Well established 18 - hole golf course and country club with golf shop, snack bar and locker rooms. Recognized "Royal Country Club" brand; well established member base since 1988; experienced management team and motivated staff.

23 THANK YOU! Underwriter : Steven Sun jsun@netw1.com +1 973 204 9757 Contact At the Company : Kevin Kuo yaotehco@imperialgardenhotel.com + 886 911 351 072